                                               REGISTRATION NO. 333-
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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              --------------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                              --------------

                              COCENSYS, INC.
        (Exact name of Registrant as specified in its charter)

              DELAWARE                                 33-0538836
  (State or other jurisdiction of            (I.R.S. Employer Identification
    incorporation or organization)                       Number)

                              --------------

                           201 TECHNOLOGY DRIVE
                             IRVINE, CA 92618
                              (949) 753-6100
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               --------------

                           F. RICHARD NICHOL, PH.D.
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             201 TECHNOLOGY DRIVE
                               IRVINE, CA 92618
                                (949) 753-6100
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                              --------------

                                COPIES TO:

        ANDREA VACHSS, ESQ.                         ROBERT HOLMEN, ESQ.
        COOLEY GODWARD LLP                            COCENSYS, INC.
       FIVE PALO ALTO SQUARE                       201 TECHNOLOGY DRIVE
        3000 EL CAMINO REAL                          IRVINE, CA 92618
  PALO ALTO, CALIFORNIA 94306-2155                    (949) 753-6100
         (650) 843-5000

                              --------------

      Approximate date of commencement of proposed sale to the public:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              --------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                          CALCULATION OF REGISTRATION FEE

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    TITLE OF CLASS OF          AMOUNT TO BE             PROPOSED MAXIMUM              PROPOSED MAXIMUM               AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED          OFFERING PRICE PER SHARE (3)   AGGREGATE OFFERING PRICE (3)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
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
Common Stock, $0.001
  par value per share         6,030,000 shares (1)             $2.44                       $14,713,200                $4,341
----------------------------------------------------------------------------------------------------------------------------------
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Common Stock, $0.001
  par value per share          350,000 shares (2)              $4.50                        $1,575,000                  $465
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   TOTAL                                                                                                              $4,806
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

(1) Includes (i) up to 6,030,000 shares of Common Stock to be issued upon conversion of the Company's Series E Convertible Preferred Stock (the "Preferred Stock") and (ii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Preferred Shares by reason of stock splits, stock dividends and antidilution provisions (including floating conversion prices), which shares are registered hereunder pursuant to Rule 416 under the Securities Act. For purposes of estimating the number of shares of Common Stock to be included in the Registration Statement, the Company calculated the number of shares of Common Stock issuable upon conversion of the Preferred Stock using a conversion price of $1.67 per share, which is below the conversion price as of July 2, 1998 ($2.50) and was arbitrarily selected.

(2) Includes (i) up to 350,000 shares of Common Stock to be issued upon exercise of Common Stock Purchase Warrants (the "Warrants") and (ii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon exercise of the Warrants by reason of stock splits, stock dividends and antidilution provisions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

(3)  Estimated solely for the purpose of calculating the registration fee in
     accordance with Rule 457 under the Securities Act.   The prices per
     share and aggregate offering prices are based on (i) with respect to 6,030,000 shares of Common Stock issuable upon conversion of Preferred Stock, the average of the high and low prices of the Registrant's Common Stock on July 2, 1998 as reported on the Nasdaq Stock Market and (ii) with respect to 350,000 shares of Common Stock issuable upon exercise of Warrants, the exercise price of the Warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION, DATED JULY 8, 1998

PROSPECTUS

                                6,380,000 SHARES

                                 COCENSYS, INC.
                                  COMMON STOCK

     This Prospectus relates to the resale from time to time by the holders listed herein (collectively, the "Selling Stockholders") of (i) up to 6,380,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of CoCensys, Inc. ("CoCensys" or the "Company") consisting of (a) up to 6,030,000 shares of Common Stock to be issued from time to time to the Selling Stockholders upon conversion of the Company's Series E Convertible Preferred Stock (the "Preferred Stock") and (b) up to 350,000 shares of Common Stock to be issued and sold upon exercise of Common Stock Purchase Warrants (the "Warrants"), and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such currently indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Preferred Stock and exercise of the Warrants by reason of stock splits, stock dividends, fluctuation in the conversion price of the Preferred Stock and other adjustments in accordance with the terms of the Preferred Stock and the Warrants (collectively, the "Shares").

     The Company sold 8,000 shares of Preferred Stock (the "Initial Shares") and Warrants to purchase 350,000 shares of Common Stock for an aggregate purchase price of $8 million on June 8, 1998 in a private placement to accredited investors in a transaction exempt from the registration requirements of the Securities Act. If, during the period beginning 90 days after the effective date of the Registration Statement of which this Prospectus forms a part and ending 360 days thereafter, the closing price of the Common Stock is greater than $3.75 per share for 10 consecutive trading days, the Company is obligated to sell, and the purchasers of the Initial Shares are obligated to purchase, an additional 2,000 shares of Preferred Stock for an aggregate price of $2 million. On November 8, 1998, each purchaser of Initial Shares shall receive its pro rata portion of warrants to purchase 100,000 shares of Common Stock (the "Additional Warrants") so long as 65% of the Initial Shares purchased by such purchaser is outstanding. The exercise price of the Additional Warrants shall be 125% of the closing price of the Common Stock on such date. The balance of the Preferred Stock, the Additional Warrants and the Common Stock to be issued upon conversion of the Preferred Stock and exercise of the Warrants and the Additional Warrants will be issued in transactions exempt from the registration requirements of the Securities Act. See "Recent Developments." The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.

     Issuance by the Company of shares of Common Stock upon conversion of Preferred Stock and exercise of Warrants in excess of an aggregate of 4,916,480 shares is subject to the Company's compliance with Rule 4460(i) of the Nasdaq Stock Market, which would require approval of the Company's stockholders prior to such issuance. In the event such approval is not obtained, the Company will be required to redeem shares of Preferred Stock that would be convertible into shares of Common Stock in excess of such limitation.

     The Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, directly or through agents, broker-dealers or underwriters, may sell the Shares offered hereby from time to time on terms determined at the time of sale. Such sales may be effected in transactions on the Nasdaq National Market, in privately negotiated transactions, through the writing of options on the Shares, short sales or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any agents, broker-dealers or underwriters that participate in the distribution of the Shares hereby may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular agent, broker-dealer, or underwriter might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. Estimated expenses payable by the Company in connection
with this offering are $50,000.   See "Plan of Distribution."

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "COCN." On July 7, 1998, the last sale price for the Common Stock as quoted on the Nasdaq National Market was $2.125 per share.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JULY ___, 1998

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission (the "Commission") can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                               ADDITIONAL INFORMATION

     A registration statement on Form S-3 with respect to the Shares offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other documents filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such exhibit, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the Commission's public reference facilities described above, and copies of all or any part thereof may be obtained from such office, upon payment of the prescribed fees.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     3.   The Company's Current Report on Form 8-K dated June 8, 1998;

     4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed December 10, 1992; and

     5. The description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed May 16, 1995.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to CoCensys, Inc., 201 Technology Drive, Irvine, California 92618, telephone (949) 753-6100, Attn:
Corporate Communications and Investor Relations.


                                      2.

                           FORWARD LOOKING STATEMENTS

     THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO THE UNCERTAINTY OF THE PRODUCT DEVELOPMENT AND CLINICAL TRIALS, THE UNCERTAINTY OF OBTAINING ADDITIONAL FUNDING, AND THE RISKS RELATED TO THE COMPANY'S DEPENDENCE ON COLLABORATIONS, AS WELL AS THOSE DISCUSSED BELOW UNDER THE CAPTION "RISK FACTORS" AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

                                    THE COMPANY

     CoCensys is a biopharmaceutical company dedicated to the discovery and development of small molecule drugs to treat neurological and psychiatric disorders. The Company's product discovery and development programs are focused on the exploration of novel receptors and their ligands and inhibitors through three technology platforms: specific GABA(A) receptor modulators named Epalons; glutamate receptor antagonists; and sodium channel blockers.

     The Company was incorporated in California in February 1989 and reincorporated in Delaware in December 1992. The Company's executive offices are located at 201 Technology Drive, Irvine, California 92618, and its telephone number is (949) 753-6100.

RECENT DEVELOPMENTS

     On June 8, 1998 (the "Closing Date"), the Company sold 8,000 shares of Preferred Stock and five-year Warrants to purchase 350,000 shares of Common Stock for an aggregate purchase price of $8 million in a private placement to accredited investors pursuant to Regulation D of the Securities Act (the "Private Placement"). The Warrants are exercisable at $4.50 per share.

     Each share of Preferred Stock is convertible into the number of shares of the Common Stock equal to (a) the stated value ($1,000) plus any accrued and unpaid dividends on the date of conversion divided by (b) the "Conversion Price," which equals the lesser of (i) the average of the three lowest trading prices during the 15 trading days ending one trading day prior to the conversion, multiplied by 100% (until October 8, 1998) or 90% (after October 8, 1998), or (ii) $3.93. The Preferred Stock carries a 7.5% per annum dividend until converted, subject to reduction in the dividend rate to (i) 5.5%, if the Common Stock trades at or above $4.05 per share for 10 consecutive trading days, (ii) 3.5%, if the Common Stock trades at or above $4.95 per share for 10 consecutive trading days and (iii) 1.5%, if the Common Stock trades at or above $6.00 per share for 10 consecutive trading days, in each case so long as the price threshold is met. Dividends are payable quarterly in cash or, at the election of the Company, by adding the amount of the dividend to the conversion value of the Preferred Stock. The holders of the Preferred Stock are subject to limits on the number of shares they can convert at any one time, which limits may be waived by such holders. Subject to such restrictions, the Preferred Stock may be converted into Common Stock at any time at the election of the holder, and automatically converts on June 8, 2001 if not converted earlier.

     During the period beginning 90 days after the effective date of the Registration Statement and ending 360 days thereafter, the Company is obligated to sell, and the Selling Stockholders are obligated to purchase, an additional $2 million of Preferred Stock subject to, among other things, the closing price for the Common Stock being greater than $3.75 per share for 10 consecutive trading days. On November 8, 1998, each purchaser of Initial Shares shall receive its pro rata portion of the Additional Warrants so long as 65% of the Initial Shares purchased by such purchaser is outstanding on such date.

     Rose Glen Capital Management, L.P. served as investment manager to the lead investor in the transaction. The Company agreed to reimburse Rose Glen Capital Management, L.P. for all expenses incurred by the Selling
Stockholders in the Private Placement, up to a maximum of $30,000.


                                      3.

                                    RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

     EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY. CoCensys is at an early stage of development. All of its products are in research and development, and no revenues have been generated from sales of its products. The physiology of brain disorders is highly complex, and the causes of these disorders are not fully known. All of the compounds currently under development by the Company will require significant additional research and development, including pre-clinical testing and extensive clinical testing, prior to submission of any regulatory application for commercial use. Although preclinical data indicate that such compounds may play an important role in the modulation of neural activity in the brain, preclinical studies are not necessarily indicative of results that will be obtained in human clinical trials. There can be no assurance that the Company's research or product development efforts will be successfully completed, that the compounds currently under development will be safe and efficacious, that required regulatory approvals can be obtained, that products can be manufactured at acceptable cost and with appropriate quality or that any approved products can be successfully marketed or will be accepted by patients, health care providers and third-party payors.

     UNCERTAINTY OF PRODUCT DEVELOPMENT AND CLINICAL TRIALS. Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate, through pre-clinical studies and clinical trials, that the product is safe and efficacious for use in each target indication. None of the Company's products has completed testing for efficacy in humans, and there can be no assurance that results of animal testing will be replicated in human clinical trials. Only three of the Company's product candidates are currently undergoing clinical testing. The Company plans to file investigational new drug applications ("INDs") with the United States Food and Drug Administration (the "FDA") to test additional compounds. There can be no assurance that the Company will be permitted to undertake human clinical testing of any future products, or, if permitted, that any products will prove to be safe and efficacious. There can be no assurance that the Company's clinical trials will be completed, that they will demonstrate the safety and efficacy of any products or that they will result in marketable products. There can be no assurance that the Company will not encounter problems with clinical trials that will cause the Company to delay or suspend clinical trials. The Company's lead compounds, and all of the Company's products in research or development, may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. In 1997, the Company reported that preliminary results from safety trials of its compound under development for stroke, ACEA 1021 or licostinel, showed crystals of the compound in the urine of some subjects, a potentially dose-limiting side effect. Although the crystal formation occurred only in subjects with four times the blood plasma level of the compound that was therapeutically effective in animals, the Company's development partner, Novartis Pharma A.G., ceased its participation in the development of ACEA 1021. There can be no assurance that the Company will find another collaborative partner to continue the development of the compound. In addition, there can be no assurance that any of the Company's products will ultimately obtain FDA or foreign marketing approval for any indication or that an approved compound will be capable of being produced in commercial quantities at a reasonable cost and successfully marketed. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for several years.

     FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company's operations to date have consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The development of the Company's products will continue to require a commitment of substantial funds to conduct the research, pre-clinical and clinical testing necessary to bring such products to market and to establish manufacturing and expand marketing capabilities. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development programs, the scope and results of pre-clinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the rate of technological advances, determinations as to the commercial potential of the Company's products under development, the status of competitive products, the establishment of sales and marketing capabilities, the establishment of third-party manufacturing arrangements and the establishment of additional collaborative relationships. Currently, the Company anticipates that its existing capital resources,

                                       4.

including funding expected to be available through current partner collaborations, will be adequate to satisfy its capital needs for at least the next 12 months. The Company will need to raise substantial additional capital to fund its operations, continue development of its products and bring products to market. Even if the Company's product development efforts are successful, products would not be expected to be approved for commercial sale for at least several years. The Company intends to seek required additional funding through collaborative arrangements and through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to stockholders will result. To obtain funds through arrangements with collaborative partners or others may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. If adequate funds are not available, the Company's operations may be adversely affected and it may be required to delay, reduce the scope of or eliminate one or more of its research or development programs.

     DEPENDENCE ON COLLABORATIVE ARRANGEMENTS.   The Company's strategy for
the development, clinical testing, manufacturing and commercialization of its products includes entering into various collaborations with corporate partners, licensors, licensees and others. The Company is party to collaboration agreements with three corporate partners (each, a "Collaboration Agreement"). The Company has entered into Collaboration Agreements with Warner-Lambert Company ("Warner-Lambert") for research and development of subtype-selective NMDA receptor antagonists, with G.D. Searle & Co. ("Searle") for the development of CCD 3693 for insomnia and Wyeth-Ayerst Laboratories, a division of American Home Products ("Wyeth-Ayerst") for the development of Co 2-6749 for anxiety. There can be no assurance that CoCensys will have the substantial resources needed to fulfill its research, development and commercialization obligations under the Collaboration Agreements. If CoCensys is unable to fulfill such obligations, it may be required to terminate early under the agreements and forfeit substantial rights thereunder.

     The Collaboration Agreement with Searle provides that if Searle terminates voluntarily, it will lose all development and marketing rights to CCD 3693. However, if Searle were to terminate after the filing of an IND for CCD 3693, the Company will be required to reimburse Searle for any development costs borne by Searle out of proceeds from any sales of CCD 3693. If CoCensys were to terminate, Searle would be granted exclusive worldwide rights in CCD 3693, subject to a specified royalty payment to CoCensys.

     The Collaboration Agreement with Warner-Lambert allows either party to terminate voluntarily its participation in the collaboration. If either party terminates during the research period, the terminating party would forfeit all rights and obligations to co-develop and co-promote any compounds arising thereunder, subject to a specified royalty payment to the terminating party, and would be precluded from conducting additional research in the SSNRA field for a fixed period of time. After the research period, each party may terminate on a product-by-product basis, in which case the terminating party would forfeit all rights and obligations to co-develop and co-promote such product, subject to a specified royalty payment to the terminating party.

     The Collaboration Agreement with Wyeth-Ayerst provides that if Co 2-6749 fails to meet certain criteria, and the back-up program fails to produce a back-up compound that meets other certain criteria, Wyeth-Ayerst has the right to terminate the back-up program and require CoCensys to reimburse to Wyeth-Ayerst a portion of the funds paid by Wyeth-Ayerst to CoCensys to fund the back-up program.

     There can be no assurance that the Company will be able to negotiate further collaborative arrangements on acceptable terms, if at all, or that current or future collaborative arrangements will be successful. To the extent that the Company is not able to establish such arrangements, it would experience increased capital requirements to undertake such activities at its own expense. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative agreements. To the extent the Company enters into co-promotion or other licensing arrangements, revenues received by the Company will depend upon the efforts of third parties, and there can be no assurance that such parties will devote such efforts or that such efforts will be successful.

     HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT. The Company has experienced significant operating losses since its inception. As of March 31, 1998, the Company had an accumulated deficit of $102.3 million. The

                                       5.

Company will incur significant additional operating losses over the next several years. In addition, if the Company is successful in moving compounds into large-scale Phase II and Phase III clinical trials, it will incur substantial increases in research and development expenses, which in turn may cause cumulative losses to increase substantially.

     GOVERNMENT REGULATION; NO ASSURANCE OF PRODUCT APPROVALS. The production and marketing of the Company's potential products and its ongoing research and development activities are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous pre-clinical (animal) and clinical (human) testing and an extensive regulatory approval process implemented by the FDA under the United States Food, Drug and Cosmetic Act. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Clinical trials are rigorously regulated. Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practice ("GLP") regulations. Clinical testing must meet requirements for Institutional Review Board ("IRB") oversight and informed consent, as well as FDA prior review, oversight and good clinical practice ("GCP") requirements. Clinical trials in the United States require large numbers of test subjects. There can be no assurance that those conducting clinical trials for the Company will be able to initiate trials at preferred clinical test sites, recruit sufficient test subjects or that clinical trials will be started or completed successfully in a timely fashion, if at all, with respect to any of the Company's products. Furthermore, the Company or the FDA may suspend clinical trials at any time if it believes that the subjects participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials which will cause the Company or the FDA to delay or suspend clinical trials. In many European countries, data from early human studies in healthy subjects are first submitted to regulatory agencies at the time the application to test the drug in patients is filed, or later depending upon the country. There is no assurance that the regulatory agencies in any European country will accept the data from the trials currently being conducted by the Company, or that additional data will not be required. There is no assurance that the data from these European trials will be accepted by the FDA.

     There can be no assurance that any compound developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials or will meet all of the applicable regulatory requirements needed to receive marketing approval. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon additional governmental regulation from future legislation or administrative action or changes in FDA policy during the period of product development and FDA regulatory review. Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. Furthermore, approval may entail ongoing requirements for postmarketing studies. Even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for manufacturing are currently being applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

     The Company intends to establish additional collaborative relationships to conduct clinical testing and seek regulatory approvals to market its products in major markets outside the United States. There can be no assurance that the Company will be successful in establishing such relationships or that such approvals will be received on a timely basis, if at all. To market its products abroad, the Company also must satisfy foreign regulatory requirements, implemented by foreign health authorities, governing human clinical trials and marketing approval. The foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

     UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend, in part, on its ability to obtain patents, maintain trade secrets and operate without infringing on the propriety rights of others, both in the United States and other countries. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted.

                                       6.

     The Company files and prosecutes patent applications both on its own behalf and in connection with technology licensed from others. CoCensys has 19 issued patents with expiration dates ranging from June 9, 2009 to September 29, 2015; in addition, another 23 filed patents are pending. Certain of the pending, issued and allowed patents are owned by the University of Southern California and the Rockefeller University, the University of California, or the University of Oregon and have been exclusively licensed to CoCensys. In December 1996 (as amended December
1997), CoCensys received an exclusive license to a patent application filed by Massachusetts General Hospital for the use of GABA(A) receptor modulators, including neuroactive steroids (Epalons), to treat migraine. In June 1997, the Company licensed from The University of Saskatchewan, through its technology transfer company, University of Saskatchewan Technologies, Inc., rights to a class of novel, small molecule sodium channel blockers which the Company is developing to treat chronic pain and epilepsy. CoCensys has made related patent filings in selected foreign countries, and intends to file additional domestic and foreign applications as appropriate. The Company's issued and allowed patents relate to certain aspects of the Company's Epalon and glutamate receptor antagonist compounds. The Company's patent applications include claims for processes, methods and therapeutic uses, as well as composition of matter claims for compounds which the Company believes are not naturally occurring or previously known. There can be no assurance that the Company will develop additional products or processes that are patentable, that patents will issue from any more of these applications, that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide adequate proprietary protection or competitive advantages to the Company.

     Competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. There is a substantial backlog of biotechnology and pharmaceutical patents at the PTO. Accordingly, the time at which the Company's or competitors' patent applications will issue as patents cannot be predicted. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to discover subject matter covered by its patent applications or patents or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") or litigation to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. The Company is aware of a patent that has issued that contains claims which may, if valid, block the Company from selling certain compounds for one particular indication not currently being pursued by the Company. In the event the Company proceeds with an interference, there can be no assurance that the Company will be successful. In addition, there can be no assurance that the Company's patents, if issued, would be held valid and infringed by a court of competent jurisdiction. An adverse outcome with regard to a third party claim could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

     The commercial success of the Company will also depend, in part, on its not infringing patents issued to others and not breaching the technology licenses upon which any Company products are based. It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents that may be competitive with the Company's applications, or conflict in certain respects with claims made under the Company's applications. Such a conflict could result in a significant reduction of the coverage of the Company's patents, if issued. In addition, if patents are issued to others which contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such licenses on commercially favorable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the PTO or litigation to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid and infringed by a court of competent jurisdiction. An adverse outcome with regard to a third

                                       7.

party claim could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

     The Company also relies in part on trade secrets to protect its technology, and relies on confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

     COMPETITION; RAPID TECHNOLOGICAL CHANGE. CoCensys is engaged in business in a rapidly changing field. Existing products and therapies, as well as those under development by other companies, will compete directly with products that the Company is seeking to develop and market. Competition from fully integrated pharmaceutical companies, including the Company's collaborative partners, and more established biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise than the Company in research and development, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals, marketing and distribution. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant products to treat neurological and/or psychiatric disorders approved or in development and operate large, well-funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing. In addition, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. Further, CoCensys faces competition based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company.

     NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS. The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay the achievement of development objectives. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. Attracting and retaining qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing. Growth in product development and marketing is also expected to require the addition of management personnel and the development of additional expertise by existing management personnel. The Company faces competition in hiring qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all.

     LACK OF MANUFACTURING EXPERIENCE; RELIANCE ON CONTRACT MANUFACTURERS. The Company has no manufacturing facilities for clinical or commercial production of any compounds currently under development and relies on contract manufacturers to produce its compounds for pre-clinical and clinical purposes and intends to rely on contract manufacturers for commercial production. The pharmaceutical products under development by the Company have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured in commercial quantities at an acceptable cost. The Company intends to establish arrangements with contract manufacturers to supply compounds for subsequent clinical trials as well the manufacture, packaging, labeling and distribution of its products. If the Company is unable to contract for sufficient supply of its compounds on acceptable terms, the Company's pre-clinical and human clinical testing schedule would be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which would have a material adverse effect on the Company. If the Company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its products, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that the Company may use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, FDA pre-market approval of the products will be adversely affected.

                                       8.

     LACK OF SALES AND MARKETING EXPERIENCE. The Company sold its Pharmaceutical Sales and Marketing Division to Watson Pharmaceuticals in 1997. Accordingly, if the Company is to market its own products in the future (subject to successful development and receipt of regulatory approvals for such products), the Company must develop or acquire, and thereafter maintain and expand, a new sales and marketing organization with technical expertise and with supporting distribution capability. There can be no assurance that the Company will be successful developing or acquiring and, thereafter, maintaining and expanding such a capability or in gaining market acceptance for any products. Failure to do so would have a material adverse effect on the Company's business.

     UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT. In both domestic and foreign markets, sales of the Company's products, if any, will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's products will be considered cost effective or that adequate third-party reimbursement will be available to enable CoCensys to maintain price levels sufficient to realize an appropriate return on its investment in product development. In certain foreign markets, the Company's products may be subject to governmentally mandated prices. If adequate reimbursement is not provided by governments and third-party payors for the Company's potential products or if adverse pricing is mandated by foreign governments, the Company's business, financial condition and results of operations would be materially adversely affected. Legislation and regulations affecting the formula for pricing pharmaceuticals may change before the Company's products are approved for marketing.

     RISK OF PRODUCT LIABILITY; AVAILABILITY OF INSURANCE. The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of therapeutic products for humans. Although the Company currently has liability insurance covering its clinical trials, there can be no assurance that such coverage would be sufficient to cover all potential claims or that the Company will be able to obtain and maintain such insurance for all of its clinical trials and future products. The Company will need to increase such coverage in the event it commercializes any products under development. There can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

     HAZARDOUS MATERIALS. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

     UNCERTAINTY OF ORPHAN DRUG DESIGNATION. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug. An orphan drug is a drug intended to treat a "rare disease or condition," which is a disease or condition that affects populations of less than 200,000 individuals in the United States or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. The Company's compound, CCD 1042 or ganaxolone, has received orphan drug designation for its use in treating infantile spasm. If a product is designated an orphan drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product, including limited tax credits and high-priority FDA review of a New Drug Application ("NDA"). In addition, the sponsor that obtains the first marketing approval for a designated orphan drug for a given rare disease is eligible to receive marketing exclusivity for a period of seven years. There may be multiple designations of an orphan drug for different rare diseases. However, only the sponsor of the first approved NDA for a given drug for its use in treating a given rare disease may receive marketing exclusivity. There can be no assurance that the precise scope of protection that is currently afforded by orphan drug designation will be available in the future or that the current level of exclusivity and tax credits will remain in effect.

                                        9.

     PRICE VOLATILITY; DILUTION. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded biopharmaceutical companies, including the Company, have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Company's Common Stock.

     The sale of a large number of shares of the Company's Common Stock in the public market, including the Shares offered hereby, could have an adverse effect on the market price of its Common Stock. Substantially all of the outstanding shares of the Company's Common Stock are available for immediate sale in the public markets, subject to volume restrictions applicable to affiliates. Approximately 4,204,183 additional shares subject to currently exercisable options and warrants also may be sold freely immediately following exercise thereof. As of July 2, 1998, 8,000 shares of the Preferred Stock were issued and outstanding. Each share of the Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Preferred Stock (as such value is increased by dividends based on the number of days the Preferred Stock is held) by the then current Conversion Price (which is determined by reference to the then current market price). If converted on July 2, 1998, the Preferred Stock would have been convertible into approximately 3,200,000 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the market price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Preferred Stock.

ABSENCE OF DIVIDENDS

     The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future.

                                  USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sales of Shares by the Selling Stockholders.

                                SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of them as of June 30, 1998, the number of shares which may be offered pursuant to this Prospectus and the number of shares to be owned by each Selling Stockholder after this offering. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided.

     The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholders. The actual number of shares of Common Stock issuable upon conversion of Preferred Stock and exercise of the Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Preferred Stock and exercise of the Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

                                        10.

                                                                                                             Ownership After
                                                                                                              Offering(1)(3)
                                                                                      Number of       ---------------------------
                                                           Shares Beneficially         Shares            Number
                                                             Owned Prior to             Being              of
 Name of Selling Stockholders                                 Offering (1)           Offered (2)         Shares          Percent
 ----------------------------                                 ------------           -----------         ------          -------
 RGC International Investors, LDC(4)   . . . . . . .            3,987,500             3,987,500             0               *
 Themis Partners L.P.(5)   . . . . . . . . . . . . .              957,000               957,000             0               *
 Heracles Fund(6)  . . . . . . . . . . . . . . . . .            1,435,500             1,435,500             0               *

______________
*  Less than one percent

(1) Percentage of beneficial ownership is calculated assuming 24,664,738 shares of Common Stock outstanding as of June 30, 1998. Pursuant to the terms of the Preferred Stock, the Preferred Stock is convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for these Selling Stockholders exceeds the number of shares of Common Stock that these Selling Stockholders could own beneficially at any given time through their ownership of the Preferred Stock. In that regard, beneficial ownership of these Selling Stockholders set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. This limitation may be waived by the holder upon 61 days notice to the Company. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Includes shares issuable upon conversion of Preferred Stock and exercise of Warrants. Assumes arbitrarily that the Preferred Stock is converted at a conversion price of $1.67 per share (including shares issuable upon conversion of accrued interest at June 30, 1998) and no limits or adjustments are applicable. If the Preferred Stock had been actually converted on July 2, 1998, the conversion price would have been $2.50 in accordance with the terms thereof, at which price the aggregate number of shares of Common Stock owned by the Selling Stockholders would have been approximately 3,200,000.

(3)  Assumes the sale of all Shares offered hereby.

(4) Includes up to 3,768,750 shares of Common Stock issuable upon the conversion of 6,250 shares of Preferred Stock and up to 218,750 shares of Common Stock issuable upon the exercise of Warrants held of record by RGC International Investors, LDC.

(5) Includes up to 904,500 shares of Common Stock issuable upon the conversion of 1,500 shares of Preferred Stock and up to 52,500 shares of Common Stock issuable upon the exercise of Warrants held of record by Themis Partners L.P.

(6) Includes up to 1,356,750 shares of Common Stock issuable upon the conversion of 2,250 shares of Preferred Stock and up to 78,750 shares of Common Stock issuable upon the exercise of Warrants held of record by Heracles Fund.

                                PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing

                                        11.

market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of Selling Stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

     To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

     From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' Shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Selling Stockholders' Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

     A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

     The Shares were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                        12.

                                   LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                      EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                        13.

----------------------------------------------------------------------------
----------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              ------------------------------



                                 TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----
Available Information  . . . . . . . . . . . . . . . . . . . . . .       2
Additional Information . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain Documents by
  Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
Forward Looking Statements . . . . . . . . . . . . . . . . . . . .       3
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . .      10
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . .      10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . .      11
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12


----------------------------------------------------------------------------
----------------------------------------------------------------------------











                                  6,380,000 SHARES





                                   COCENSYS, INC.


                                    COMMON STOCK

                                   --------------





                                     PROSPECTUS




                                   --------------


                                   JULY ___, 1998

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

 SEC Registration Fee  . . . . . . . . . . . . . . . . . . .   $        4,806
 Nasdaq National Market Listing Fee  . . . . . . . . . . . .           17,500
 Accounting Fees and Expenses  . . . . . . . . . . . . . . .            5,000
 Legal Fees and Expenses   . . . . . . . . . . . . . . . . .           20,000
 Printing Expenses   . . . . . . . . . . . . . . . . . . . .            1,000
 Miscellaneous Fees and Expenses . . . . . . . . . . . . . .            1,694

      Total                                                     $      50,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.


     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.


     The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

     (a)  Exhibits

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, County of Orange, State of California, on the 7th day of July, 1998.

                              COCENSYS, INC.


                              By:  /s/ F. Richard Nichol, Ph.D.
                                   -------------------------------------
                                   F. Richard Nichol, Ph.D.
                                   President and Chief Executive Officer

                                 POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Peter E. Jansen and Robert Holmen, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:


SIGNATURE                                 TITLE                                   DATE
----------                              ---------                                ------

/s/ F. Richard Nichol, Ph.D.          President, Chief Executive              July 7, 1998
----------------------------          Officer and Director
 F. Richard Nichol Ph.D.              (PRINCIPAL EXECUTIVE OFFICER)


/s/ Peter E. Jansen                   Vice President and Chief                July 7, 1998
----------------------------          Financial Officer
 Peter E. Jansen                      (PRINCIPAL FINANCIAL AND
                                       ACCOUNTING OFFICER)


/s/ Lowell E. Sears                                                           July 7, 1998
----------------------------          Chairman of the Board
 Lowell E. Sears


/s/ James C. Blair, Ph.D.                                                      July 7, 1998
----------------------------          Director
 James C. Blair, Ph.D.


/s/ Kelvin W. Gee, Ph.D.                                                       July 7, 1998
----------------------------          Director
 Kelvin W. Gee, Ph.D.


----------------------------          Director                                 July  , 1998
 Alan C. Mendelson


/s/ Timothy J. Rink, M.D., Sc.D.                                               July 7, 1998
----------------------------          Director
 Timothy J. Rink, M.D., Sc.D.


/s/ Robert L. Roe, M.D.                                                        July 7, 1998
----------------------------          Director
 Robert L. Roe, M.D.



----------------------------          Director                                 July  , 1998
 Eckard Weber, M.D.


                                      INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
--------       -----------------------

 5.1          Opinion of Cooley Godward LLP

23.1          Consent of Independent Auditors

23.2          Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

24.1          Power of Attorney. Reference is made to pages II-3 and 4.
